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                                  SCHEDULE 14A

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

 Filed by the Registrant [X]

 Filed by a Party other than the Registrant [   ]

 Check the appropriate box:

 [  ] Preliminary Proxy Statement
 [  ] Confidential, For Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
 [  ] Definitive Proxy Statement
 [  ] Definitive Additional Materials
 [X ] Soliciting Material Pursuant to ss.240.14a-12


                                   EGL, INC.
                          ----------------------------
                (Name of Registrant as Specified In Its Charter)


                          ----------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 [X]  No fee required.

 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
      (1) Title of each class of securities to which transaction applies:
      (2) Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      (4) Proposed maximum aggregate value of transactions:
      (5) Total fee paid.

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 [ ] Fee paid previously with preliminary materials.
 [ ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:



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EGL, Inc. ("EGL") and certain other persons named below may be deemed to be participants in the solicitation of proxies in respect of the proposed merger (the "Merger") of EGL Delaware I, Inc., a Delaware corporation and wholly owned subsidiary of EGL ("Merger Sub"), with and into Circle International Group, Inc. ("Circle"), and the issuance of shares of common stock, par value $.001 per share, of EGL, in connection therewith, pursuant to the Agreement and Plan of Merger, dated as of July 2, 2000, by and among EGL, Merger Sub and Circle. The participants in this solicitation may include the directors of EGL (James
R. Crane (Chairman), Frank J. Hevrdejs, Neil E. Kelley, Norwood W. Knight-Richardson, Rebecca A. McDonald, William P. O'Connell, and Elijio V. Serrano); and the following officers and employees of EGL: James R. Crane (President, Chief Executive Officer and Chairman of the Board of Directors); Ronald E. Talley (Chief Operating Officer), John C. McVaney (Executive Vice President), Elijio V. Serrano (Executive Vice President and Chief Financial Officer), and Michael Slaughter (Vice President Investor Relations). As of the date of this communication, other than Mr. Crane, who beneficially owns approximately 39% of EGL's common stock, none of the foregoing participants beneficially own individually in excess of 1% of EGL's common stock. Not including Mr. Crane, the participants, in the aggregate, beneficially own approximately 2% of EGL's common stock.